Exhibit 10.1

Thomas E. Skains Lead Independent Director Truist Center 214 North Tryon Street Charlotte, North Carolina 28202

June 12, 2026

William H. Rogers, Jr.

Dear Bill:

This letter (this “Letter”) confirms the terms and conditions of your transition to Executive Chair of Truist Financial Corporation (“TFC” and, together with its affiliates and subsidiaries, “Truist”) and Truist Bank. On behalf of the Boards of Directors of TFC and Truist Bank (collectively, the “Board”), I thank you for your over 40 years of exceptional leadership and your tireless work to support our executive-succession plan in connection with your retirement.

1.	Service as Executive Chair

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Transition. You will be appointed as Executive Chair of TFC and Truist Bank effective upon the Board’s appointment of a new Chief Executive Officer (collectively, the “CEO”) for TFC and Truist Bank respectively (the “Transition Date”) and will continue in that role until your Retirement Date (as defined in Section 3).

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Duties and Responsibilities. This role of Executive Chair is full-time. You will remain the Chairman and a member of the Board and will report directly to the Board. You will have duties and responsibilities commensurate with the position of Executive Chair, including the following:

o	Perform such duties as may be incident to the office of Chairman of the Board or as may be described in the Corporate Governance Guidelines or otherwise directed by the Board.

o	Fulfill all duties of the Chairman in connection with shareholder meetings under the Bylaws.

o	Preside at all meetings of the Board, except in executive sessions and as otherwise provided in the Bylaws and the Corporate Governance Guidelines.

o	Serve as chair of the Executive Committee.

o	Act as an additional liaison among the Board, the Lead Independent Director, and the CEO consistent with the Corporate Governance Guidelines.

o	Support the CEO, the Lead Independent Director, and the Board in succession planning for members of management consistent with the Corporate Governance Guidelines.

o	Support Board refreshment, alignment, and effectiveness, including in connection with director orientation and development under the Corporate Governance Guidelines.

o	Support the CEO through the transition and on matters of significance consistent with the Bylaws and the Corporate Governance Guidelines and as directed by the Board.

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Prior Positions. As of the Transition Date, you resign from your role as CEO of TFC and Truist Bank and from any other role you have as a director or officer of Truist, except for your position as Executive Chair of TFC and Truist Bank.

2.	Compensation as Executive Chair

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Base Salary. From the Transition Date through December 31, 2026, your annual base salary will continue to be $1,350,000. From January 1, 2027, through your Retirement Date (as defined in Section 3), your annual base salary will be $1,000,000. Your salary will be paid according to TFC’s general policies.

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Annual Incentive Performance Program. For the 2026 performance year (“PY”), you will continue to be eligible for an annual incentive performance (“AIP”) award. Your target AIP award for PY2026 will be 350% of your 2026 annual base salary as previously communicated to you. For PY2027, you will be eligible for a target AIP award equal to 350% of your 2027 annual base salary, prorated based on your Retirement Date and a 365-day calendar year. Any award payment can range from 0% to 200% of target and is subject to individual performance, corporate performance, risk outcomes, approval by the Board, and the other terms and conditions of the Truist Financial Corporation 2022 Incentive Plan (the “Incentive Plan”) and the AIP program. Your PY2027 AIP award will have the same corporate performance objectives as the AIP awards granted to other members of senior executive leadership for 2027 and any individual performance objectives will be determined in consultation with you. Your AIP awards will be payable when AIP awards are regularly paid to senior executive leadership for the applicable PY, which is generally in the first quarter of the following year.

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Long-Term Incentive Program. If you are continuing to serve and perform your duties and responsibilities as Executive Chair on the date when 2027 long-term incentive (“LTI”) awards are made to other members of senior executive leadership, you will be granted a 2027 LTI award with a target grant-date value of $8,500,000. This award will be entirely in the form of Performance Stock Units (“PSUs”), which will have the same terms as the PSUs granted to other members of senior executive leadership for 2027. Your LTI awards will be subject to the terms and conditions of the Incentive Plan and the respective award agreements.

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Benefits and Perquisites. You will continue to be eligible to participate in Truist’s benefit plans on the same terms that apply to other members of senior executive leadership. Additionally, in accordance with applicable policies in effect from time to time and to facilitate the performance of your responsibilities as Executive Chair, you will be provided with office space and support services commensurate with the position of Executive Chair and will continue to be provided with the perquisites that you receive in your position as CEO, including Truist-provided security personnel, residential security services, and personal use of Truist-provided aircraft and ground transportation (with a requirement to use Truist-provided aircraft for all business and personal travel). You also will continue to be eligible for executive physical-wellness examinations.

3.	Retirement

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Retirement. At the conclusion of TFC’s 2027 annual meeting of shareholders (the “2027 Meeting”) or another date that we mutually agree (the “Retirement Date”), your service as Executive Chair of TFC and Truist Bank, as a member of the Board, and as an employee of Truist will cease. You agree that no further action is required by you or Truist to make this retirement effective but also agree to execute any confirmatory documents that Truist reasonably requests at the time.

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Retirement Benefits. Upon your retirement on the Retirement Date, your outstanding equity awards will be treated in accordance with their terms, as applicable, for a termination of employment due to Retirement as defined in the applicable agreements (subject to the effectiveness of any release of claims in Truist’s standard form and any other conditions set forth in the applicable agreements). In addition, your benefits under Truist’s retirement plans will be treated in accordance with their terms.

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No Good Reason. For the avoidance of doubt, neither your entry into this Letter nor its operation (including your transition to the role of Executive Chair, your compensation following the Transition Date, your resignation from your positions, and your retirement on the Retirement Date) constitute Good Reason or any term of similar meaning under the TFC Amended and Restated Change of Control, Severance and Noncompetition Plan (the “Executive Severance Plan”) or Truist’s equity or other incentive plans and award agreements.

4.	Early Termination

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Termination without Cause or due to death or permanent disability or Resignation with Good Reason. If, prior to the 2027 Meeting, your service under this Letter is terminated by Truist without Cause (as defined in the Executive Severance Plan) or due to your death or permanent disability or by you with Good Reason (as defined in the Executive Severance Plan but as qualified by Section 3), the date of this termination will be treated as the Retirement Date. Such a termination by Truist without Cause, due to your death or permanent disability, or by you with Good Reason will not affect (and you will continue to receive through the otherwise scheduled Retirement Date) the compensation to be provided to you or your estate under Sections 2 and 3 of this Letter (including base salary, AIP eligibility, and the 2027 LTI award), and only for purposes of proration of your PY2027 AIP award and any required service period prior to Retirement under any previously granted LTI awards and for no other purpose (including the establishment of the Retirement Date), the date of the 2027 Meeting will be treated as the date of termination. The receipt by you or your estate of any compensation or other value under this Section 4 is subject to your continued compliance with Section 5 of this Letter, and for the avoidance of doubt, in no case will you be entitled to any benefits under the Executive Severance Plan. The PSUs granted to you in 2027 shall not be subject to proration in connection with your Retirement and shall be granted as cash-settled awards in the event you are no longer an eligible participant on the Truist long-term incentive plan at the time Truist makes equity grants to senior executives in 2027. For purposes of this Section 4, Truist’s material breach of this Letter will constitute Good Reason.

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Termination for Cause or Resignation without Good Reason. If, prior to the 2027 Meeting, your service under this Letter is terminated by Truist for Cause (as defined in the Executive Severance Plan) or by you without Good Reason (as defined in the Executive Severance Plan but as qualified by Section 3), you will not be entitled to any further compensation under Section 2 of this Letter, and except as set forth in the next sentence, your outstanding equity awards will be treated in accordance with their terms. You acknowledge and agree, however, that your continuing to serve and perform your duties and responsibilities as Executive Chair through the 2027 Annual Meeting is a material condition to the grant of 2027 LTI awards as described in Section 2 and that any termination or resignation under this paragraph constitutes sufficient cause for the Compensation and Human Capital Committee to claw back and otherwise recover or recoup those awards from you.

5.	Restrictive Covenants

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Generally. You will continue to be subject to the restrictive covenants you have entered into or become bound by prior to entry into this Letter. By entering into this Letter, you acknowledge and agree that the restrictive covenants set forth in Section 6 of the Executive Severance Plan (as they apply to a Tier 1 Executive), including the non-competition and non-solicitation covenants, will continue to apply following the Transition Date and the Retirement Date, and these restrictive covenants are incorporated in this Letter by reference. This Letter will serve as your advance written notice pursuant to Section 6(b)(ii) of the Executive Severance Plan.

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Right to Injunction. Notwithstanding anything to the contrary in this Letter, in the event of your breach of Section 6 of the Executive Severance Plan, Truist is entitled, in addition to any other remedies to which Truist may be entitled, to injunctive relief pursuant to Section 6(i) of the Executive Severance Plan.

6.	Miscellaneous

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Clawback Policies. Any bonus, equity, or equity-based award or other incentive compensation granted to you (including any AIP and LTI awards) will continue to be subject to Truist’s Executive Compensation Recoupment Policy, Incentive Compensation Policy, and other clawback policies in effect from time to time.

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Indemnification and Cooperation. During and after your employment, TFC and Truist Bank will indemnify you in your capacity as a director, officer, employee, or agent to the fullest extent permitted by applicable law and the articles of incorporation and bylaws of TFC and Truist Bank, respectively, and will provide coverage for you under a director-and-officer-liability insurance policy during your employment on the same basis as other members of senior executive leadership.

You agree, during and after your employment, to reasonably cooperate with Truist in connection with any regulatory, other governmental, or private litigation, dispute, or investigation, in each case, pertaining to Truist and with respect to which you may have relevant knowledge; provided that, in connection with your cooperation, Truist will reimburse your reasonable and documented expenses according to TFC’s general policies.

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Tax Matters. Taxes will be withheld by Truist as appropriate under applicable tax requirements for any payments or deliveries under this Letter. This Letter is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (including the applicable regulations thereunder) (“Section 409A” of the “Code”). To the extent that any provision in this Letter is ambiguous as to its compliance with Section 409A or to the extent any provision in this Letter must be modified to comply with Section 409A (including Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Letter will comply with Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Letter is subject to Section 409A, the amount thereof eligible in one taxable year will not affect the amount eligible for any other taxable year, in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event will any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this Letter will be treated as a separate payment for purposes of Section 409A.

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At-Will Employment; No Guarantee of Employment, Target Direct Compensation, Benefits, or Perquisites. You will continue to be employed at will, which means that you may terminate your employment at any time and that Truist may terminate your employment at any time for any reason not prohibited by applicable law. This Letter is not a guarantee of employment, target direct compensation (subject to Section 4), benefits, or perquisites for a fixed term.

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Entire Agreement. This Letter constitutes Truist’s and your only agreement relating to its subject matter and supersedes any previous communications or representations, oral or written, from or on behalf of Truist.

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Fiduciary Duties and Code of Ethics. Abiding by your fiduciary duties and Truist’s Code of Ethics (the “Code of Ethics”) is a condition of your continued employment. A copy of the Code of Ethics is available on Truist’s website and may also be accessed through Truist’s systems.

•	Governing Law. The laws of the state of North Carolina govern the terms and conditions of this Letter.

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Amendment; Counterparts. No provision of this Letter may be amended or modified by a party unless the amendment or modification is agreed to in writing and signed by both parties. This Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

We look forward to your continued leadership in furthering Truist’s purpose, mission, and values and advancing the success and prosperity of our clients, communities, teammates, and shareholders.

Sincerely,

TRUIST FINANCIAL CORPORATION

/s/ Thomas E. Skains

Thomas E. Skains

Lead Independent Director

I agree with and accept the foregoing terms.

/s/ William H. Rogers, Jr.	06/12/2026
William H. Rogers, Jr.	Date